                                                                     EXHIBIT 3.1

       _________________________________________________________________



                     DEUTSCHE FLOORPLAN RECEIVABLES, L.P.



             _____________________________________________________



                         LIMITED PARTNERSHIP AGREEMENT



            _______________________________________________________


                         _____________________________


                  AMENDED AND RESTATED AS OF OCTOBER 1, 1996

                         _____________________________

                             AMENDED AND RESTATED

                         LIMITED PARTNERSHIP AGREEMENT

                                      OF

                     DEUTSCHE FLOORPLAN RECEIVABLES, L.P.



     This Amended and Restated Partnership Agreement of Deutsche Floorplan Receivables, L.P. (the "Partnership") is made as of October 1, 1996, by and between Deutsche Floorplan Receivables, Inc., a Nevada corporation, as general partner (the "General Partner"), and Deutsche Financial Services Corporation, a Nevada corporation, as limited partner (the "Limited Partner") (the General Partner and the Limited Partner are sometimes hereinafter referred to individually as a "Partner" and collectively as "Partners").

     WHEREAS, the General Partner has heretofore formed the Partnership by filing a Certificate of Limited Partnership with the Office of the Secretary of State of the State of Delaware on October 22, 1993, executed an Amended and Restated Certificate of Limited Partnership, dated March 22, 1994, executed an Amendment to the Certificate of Limited Partnership, dated May 1, 1995, entered into an Agreement of Limited Partnership of the Partnership, dated as of December 1, 1993 (the "Original Partnership Agreement"), with the Limited Partner and entered into an Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 1, 1994 (the "Amended and Restated Partnership Agreement"), with the Limited Partner; and

     WHEREAS, the Partners intended at the time of the execution of the Original Partnership Agreement to date the Original Partnership Agreement as of December 1, 1993, notwithstanding any scrivener's errors which may appear on the signature page or elsewhere in the Original Partnership Agreement; and

     WHEREAS, the parties hereto desire to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.
C. (S) 17-101 et seq.) (the "Act") and this Agreement; and

     WHEREAS, the parties hereto desire to provide for the governance of the Partnership and to set forth their respective rights, powers and duties relating to the Partnership and to amend and restate the Amended and Restated Partnership Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby amend and restate the Amended and Restated Partnership Agreement in its entirety and hereby agree as follows:


                                  ARTICLE ONE

                          NAME, PURPOSE AND PARTNERS
                          --------------------------


     1.01. NAME. The name of the limited partnership formed and continued hereby is Deutsche Floorplan Receivables, L.P. For all purposes, the Original Partnership Agreement shall be deemed to have been dated as of December 1, 1993.

     1.02. PURPOSE. The Partnership is organized for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, (i) acquiring, owning, holding, selling, transferring, pledging and otherwise disposing of receivables, evidences of indebtedness secured by receivables and participations therein and any related security interests and any related agreements or other documents, (ii) acting as settlor or depositor of one or more trusts formed under a trust agreement, pooling and servicing agreement or other agreement to issue certificates evidencing interests in the trusts created thereby, (iii) sharing the profits and losses derived therefrom and (iv) engaging in any and all activities necessary or incidental to the foregoing. The Partnership is authorized to execute, deliver and perform any agreement or other instrument in connection with the foregoing purposes, including without limitation the Receivables Contribution and Sale Agreement, the Pooling and Servicing Agreement, Supplements thereto and underwriting agreements.

     1.03. REGISTERED OFFICE. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     1.04. REGISTERED AGENT. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     1.05. CERTIFICATE OF LIMITED PARTNERSHIP. On the date of admission of the Limited Partner, the General Partner shall prepare and execute a certificate of limited partnership (the "Certificate") to be filed in the office of the Secretary of State, State of Delaware ("Secretary of State") and such other offices as may be required by law from time to time. From time to time as required by law, the General Partner shall execute and acknowledge, and shall cause to be so filed and recorded, appropriate amendments to the Certificate.

     1.06. PARTNERS. The names and mailing addresses of the General Partner and the Limited Partner are as follows:

     GENERAL PARTNER
     ---------------

     Deutsche Floorplan Receivables, Inc.
     300 South Fourth Street
     Suite 1100
     Las Vegas, Nevada 89101


     LIMITED PARTNER
     ---------------

     Deutsche Financial Services Corporation
     655 Maryville Centre Drive
     St. Louis, Missouri  63141-5832


                                  ARTICLE TWO

                   DEFINITIONS; CAPITAL ACCOUNTS; LIMITATION
                   -----------------------------------------
                        OF LIMITED PARTNERS' LIABILITY
                        ------------------------------


     2.01. DEFINITIONS. In addition to other definitions provided herein, for the purpose of this Agreement, the following terms shall have the meaning hereinafter specified:

          (a) "Additional General Partner" means a General Partner admitted to the Partnership pursuant to Article Three of this Agreement.

          (b) "Additional Limited Partner" means a Limited Partner admitted to the Partnership pursuant to Article Three of this Agreement.

          (c) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling more than 50% of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of more than 50% of the voting interests of any Person described in clauses (i) through (iii) of this sentence. The term "controls" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity or individual whether through the ownership of voting securities, by contract, or otherwise.

          (d) "Agreement" means this Partnership Agreement as amended, modified or supplemented from time to time.

          (e) "Built-in Gain" means the difference between the initial Gross Asset Value of any property contributed to the Partnership and its adjusted basis for federal income tax purposes immediately prior to contribution.

          (f) "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the capital of the Partnership by or on behalf of such Partner. Any reference in this Agreement to the Capital Contribution of a current Partner shall include the Capital Contribution of any prior Partner if such prior Partner's interest in the Partnership has been transferred to such current Partner.

          (g) "Cash Flow" means gross cash revenues derived from the operation of the Partnership's business and from the sale, exchange or disposition of Partnership Property, less any cash expenses and any Reserves established by the General Partner.

          (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law), including effective date and transition rules (whether or not codified).

          (i) "Distribution Date" means the date of the close of any fiscal one-month period on which the General Partner determines the amount of Cash Flow available for distribution.

          (j) "General Partner" means Deutsche Floorplan Receivables, Inc., a Nevada corporation.

          (k) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

               (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as set forth in Exhibit C hereto, as determined by the General Partner; and

               (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de miminis amount of cash or Partnership Property as consideration for an interest in the Partnership; and (c) a liquidation of the Partnership within the meaning of the Regulations; provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

          (l) "Limited Partner" means Deutsche Financial Services Corporation, a Nevada corporation.

          (m) "Net Income" and "Net Losses" means, for a fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Partnership that is exempt from federal income tax and is not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be added to such taxable income or loss;

               (ii) Any non-deductible, non-capitalizable expenditures of the Partnership (and any expenditures treated as such pursuant to the Regulations), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

               (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses;

               (iv) Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

               (v) Notwithstanding any other provision of this definition of Net Income and Net Losses, any items that are specially allocated pursuant to Section 6.05 or Section 6.06 hereof shall not be taken into account in computing Net Income or Net Losses.

          (n) "Partners" means the General Partner and the Limited Partner, where no distinction is required by the context in which the term is used herein.

          (o) "Partnership Interest" means for each Partner the stated percentage interest in each item of Partnership income, gain, loss, deduction or credit as set forth on Exhibit A attached hereto, as the same may be modified from time to time to reflect any changes therein which occur pursuant to the provisions hereof. Initially, the Partnership Interest of the General Partner will be 1% and the Partnership Interest of the Limited Partner will be 99%.

          (p) "Partnership Property" means and includes the Receivables, cash and all of the property described on Exhibit B attached hereto.

          (q) "Person" means any individual, partnership, corporation, trust, or other entity.

          (r) "Pooling and Servicing Agreement" means the agreement among Deutsche Floorplan Receivables, L.P., Deutsche Financial Services Corporation and Chase Manhattan Bank, amended and restated as of October 1, 1996, as the same may be amended, modified or supplemented from time to time.

          (s) "Rating Agency Condition" shall have the meaning ascribed thereto in the Pooling and Servicing Agreement.

          (t) "Receivables Contribution and Sale Agreement" means the agreement among Deutsche Financial Services Corporation, Deutsche Business Services Corporation and Deutsche Floorplan Receivables, L.P., amended and restated as of October 1, 1996 as the same may be amended, modified or supplemented from time to time.

          (u) "Regulations" means the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

          (v) "Reserves" shall have the meaning ascribed thereto in Section
     9.04.

          (w) "Supplements" shall have the meaning ascribed thereto in the Pooling and Servicing Agreement.

     2.02. INITIAL CAPITAL CONTRIBUTIONS.

          (a) Contemporaneously with the execution of the Original Partnership Agreement, the General Partner contributed cash, Receivables and/or marketable securities to the Partnership as its Capital Contributions.

          (b) Contemporaneously with the execution of the Original Partnership Agreement, the Limited Partner contributed Receivables as its Capital Contributions.

     2.03. ADDITIONAL CAPITAL CONTRIBUTIONS. No Partner shall be required to make additional Capital Contributions.

     2.04. WITHDRAWAL OF CAPITAL. Except as otherwise provided in this Agreement, no Partner shall be entitled to demand or receive a return of any portion of its Capital Contributions from the Partnership without the consent of the General Partner.

     2.05. PARTNERSHIP INTERESTS AND CAPITAL ACCOUNTS. For all purposes of this Agreement the "Capital Account" of a Partner as of any date shall mean the value of the Capital Contribution of such Partner as set forth on Exhibit A attached hereto as the same may be amended from time to time, properly adjusted to reflect the financial allocations and distributions provided for in Article Six of this Agreement and any additional Capital Contribution of such Partner.

     2.06. LIMITATION OF LIMITED PARTNERS' LIABILITY.

          (a) The Limited Partner shall have no personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses beyond the amount committed by such Limited Partner to the capital of the Partnership. Each Partnership Interest on issuance shall be fully paid and non-assessable.

          (b) The Limited Partner does not control the Partnership business solely by doing one or more of the following:

                    1. Being a contractor for or an agent or employee of the Partnership or the General Partner or being an officer, director, or shareholder of the General Partner;

                    2. Consulting with and advising the General Partner with respect to the business of the Partnership;

                    3. Acting as surety for the Partnership or guaranteeing or assuming one or more specific obligations of the Partnership, or acting as endorser of its obligations, or providing collateral for its borrowings;

                    4. Taking any action required or permitted by law to bring or pursue a derivative action in the right of the Partnership;

                    5.  Requesting or attending a meeting of Partners;

                    6. Proposing, approving, or disapproving, by voting or otherwise, one or more of the following matters:

                    a. the dissolution and winding up of the Partnership or continuation of the business of the Partnership upon the occurrence of any event which otherwise requires the winding up and termination of its affairs,

                    b. the sale, exchange, lease, mortgage, pledge or other transfer of all or substantially all of the assets of the Partnership,

                    c. the incurrence of indebtedness by the Partnership other than in the ordinary course of its business,

                    d.  a change in the nature of the business,

                    e.  the admission or removal of the General Partner,

                    f.  the admission or removal of a Limited Partner,

                    g. a transaction involving an actual or potential conflict of interest between the General Partner and the Partnership or the Limited Partner,

                    h. an amendment to the Agreement or Certificate of Limited Partnership,

                    i. matters related to the business of the Partnership not otherwise enumerated in this subsection, which the Agreement states in writing may be subject to the approval or disapproval of Limited Partners, or

                    j. any other matter required by law or regulation to be submitted to a vote of Limited Partners;

                    7. Winding up the Partnership; or

                    8. Exercising any right or power permitted a Limited Partner under the Act and not specifically enumerated in this subsection.


                                 ARTICLE THREE

                       ADMISSION OF ADDITIONAL PARTNERS
                       --------------------------------


     3.01. AUTHORITY OF GENERAL PARTNER TO ADMIT ADDITIONAL LIMITED PARTNERS. The Partners agree that the General Partner, may, subject to the satisfaction of the Rating Agency Condition, admit Additional Limited Partners to the Partnership, subject to and in accordance with the provisions of Section 4.03.

     3.02. PARTNERSHIP INTERESTS ON ADMISSION OF ADDITIONAL LIMITED PARTNERS. The Partnership Interest of each Additional Limited Partner shall be the percentage that the amount of capital (based on agreed market value at the time of contribution) contributed to the Partnership by such Additional Limited Partner, bears to the total increased capital (based on agreed market value at the time of contribution) of the Partnership immediately following such contribution. Upon admission of such Additional Limited Partner to the Partnership, the Partnership Interests of the existing Partners shall be reduced pro rata by the amount of such Additional Limited Partner's Partnership Interest.

     3.03. ADMISSION OF ADDITIONAL GENERAL PARTNERS. The Partnership may admit Additional General Partners to the Partnership only upon the satisfaction of the following conditions prior to such admission:

          (i) the General Partner shall have received the consent of the Partners holding at least two-thirds of the Partnership Interests; and

          (ii) the Rating Agency Condition shall have been satisfied with respect to such admission.

                                 ARTICLE FOUR

                         MANAGEMENT OF THE PARTNERSHIP
                         -----------------------------

     4.01. AUTHORITY OF GENERAL PARTNER. The General Partner shall have sole and exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership. No Limited Partner shall have control of the Partnership's business, nor shall it have the power to act for or bind the Partnership, such powers being vested solely and exclusively in the General Partner. Pursuant to the foregoing, it is understood and agreed that the General Partner shall have all of the rights and powers of a general partner provided in the Act and by this Agreement, and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

     4.02.  SPECIFIC POWERS OF GENERAL PARTNER.  Subject to the provisions of
Section 4.03 below, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities.

     4.03. POWERS REQUIRING CONCURRENCE OF LIMITED PARTNERS. Without the written consent or ratification of the specific act by the Partners holding in the aggregate, at least 66 2/3% of the Partnership Interests, the General Partner has no authority to and affirmatively represents and undertakes that it will not admit a person as a Partner under this Agreement, which in any event shall always be done in accordance with Article Eight.

     4.04. DUTIES OF GENERAL PARTNER. The General Partner shall devote such time to the Partnership business as it shall deem to be necessary to manage and supervise the Partnership business and affairs in an efficient manner.

     Subject to the foregoing, the General Partner shall manage the administration of the Partnership, which administration shall include, but not be limited to, the following:

          (a)  maintaining customary books and records;

          (b) preparing or causing the preparation of the financial statements provided for in this Agreement;

          (c) preparing and filing or causing the preparation and filing of Partnership tax returns;

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          (d)  preparing communications from the Partnership to the Limited
     Partner;

          (e)  filing documents required of the Partnership by law;

          (f) causing the Partnership to make or revoke all tax elections provided for under the Code; and

          (g) functioning as tax matters partner for federal, state and local tax purposes.

     4.05. COMPENSATION OF GENERAL PARTNER AND EXPENSES. As compensation for its administrative management services, the General Partner shall receive a reasonable fee which shall be an expense of the Partnership and shall be reviewed from time to time; provided that such fee shall be payable only to the extent that the Partnership has funds available therefor after payments of any other obligations. In addition, the General Partner shall be entitled to charge to the Partnership any filing fees incurred in complying with any requirement imposed on the Partnership by law, reasonable accountants' and attorneys' fees, and all other reasonable expenses arising out of the administration of the Partnership including, but not limited to, those incurred in any administrative or judicial proceeding in which the Partnership may become involved, including reasonable attorneys' and accountants' fees in connection therewith.

     4.06. SCOPE OF RESPONSIBILITY. Neither the General Partner nor any director, officer, agent or employee of the General Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or the Limited Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred upon the General Partner by this Agreement or by law unless such action or omission was performed or omitted fraudulently or in bad faith or constituted willful and wanton misconduct or gross negligence.

     4.07. CONTRACTS WITH AFFILIATES. The General Partner or the Partnership may enter into an agreement (including the Pooling and Servicing Agreement) with any of the General Partner's Affiliates to render services for the Partnership; provided that payments by the Partnership thereunder shall be payable only to the extent that the Partnership has funds available therefor. Any service rendered to the Partnership by the General Partner or any Affiliate shall be on terms that are fair and reasonable to the Partnership and are, in the aggregate, no less favorable than those which could be obtained from unaffiliated third parties for comparable quality.

     4.08. INDEMNIFICATION. The Partnership shall indemnify and hold harmless, jointly and severally, the General Partner and its directors, officers, agents and employees acting within the scope of their authority (herein the "Indemnified Parties") from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of its activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim and including any payments made by one or more Indemnified Parties, if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or in bad faith or did not constitute willful and wanton misconduct or gross negligence by one or more such Indemnified Parties. Any such indemnification shall only be made from the assets of the Partnership.

     4.09. LIMITED PARTNERS' RIGHTS. Except as otherwise set forth in this Agreement, all Limited Partners will have all rights and authority accorded to them under the Act.


                                  ARTICLE FIVE

                          STATEMENTS AND FISCAL YEAR
                          --------------------------

     5.01. STATEMENTS. The General Partner shall send or cause to be sent to each Limited Partner financial statements for the Partnership as follows:

          (a) Not later than June 30 of each year, financial statements for the preceding fiscal year;

          (b) Such statements as may be necessary for preparation of each Partner's income tax returns.

     5.02. FISCAL YEAR. The fiscal year of the Partnership shall be January 1 through December 31.


                                  ARTICLE SIX

                    FINANCIAL ALLOCATIONS AND DISTRIBUTIONS
                    ---------------------------------------

     6.01. MAINTENANCE OF PARTNERS' CAPITAL ACCOUNTS. With respect to each Partner, a separate Capital Account for such Partner shall be established and maintained throughout the full term of the Partnership as follows:

          (a) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, as set forth and agreed to on Exhibit A attached hereto, such Partner's distributive share of Net Income, and any items in the nature of income or gain that are specially allocated pursuant to Sections 6.03 or 6.04 hereof, and the amount of any Partnership liabilities that are assumed by such Partner or secured by any Partnership property distributed to such Partner;

          (b) From each Partner's Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any Partnership assets distributed to such Partner pursuant to any provision of this Agreement such Partner's distributive share of Net Losses, and any items in the nature of deduction or losses that are specially allocated pursuant to Sections 6.03 or 6.04 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or secured by any property contributed by such Partner to the Partnership;

          (c) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account if any, of the transferor to the extent it related to the transferred interest;

          (d) In determining the amount of any liability for purposes of Sections 6.01(a) and 6.01(b) hereof, there shall be taken into account Code Section 752 and any other applicable provisions of the Code and Regulations.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such intent. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 9.02 hereof upon the dissolution of the Partnership. The General Partner shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes in accordance with the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement not to comply with Regulations Section 1.7041(b).

     6.02.  NET INCOME AND NET LOSS; CASH FLOW.

     (a) Net Income and Net Loss. Except as provided in Sections 6.03, 6.04, and 6.06 hereof, the determination of each Partner's distributive share of any Partnership Net Income and Net Loss with respect to any Partnership fiscal year shall be made in accordance with and in proportion to such Partner's Partnership Interest during the particular year, after taking into account any variations in the Partner's Partnership Interest during that year.

     (b) Cash Flow. The distributive share of Cash Flow of any Partner for any Partnership fiscal year shall be determined in accordance with and in proportion to such Partner's Partnership Interest during the particular year, after taking into account any variations in the Partner's Partnership Interest during that year. Cash Flow shall be distributable only to the extent of Partnership funds available therefor after payment of all of the Partnership's expenses and the creation of Reserves, and no Partner shall have any claim against the Partnership for the distribution of Cash Flow to it.

     6.03. SPECIAL TAX ALLOCATIONS. Special tax allocations shall be made to the extent necessary to comply with the requirements of the Regulations set forth in Section 1.704-1(b)(2)(ii)(d) and 1.704-2 (the "Regulatory Allocations").

     6.04. CURATIVE ALLOCATIONS. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.04. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner he determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section
6.02 hereof. In exercising discretion under this Section 6.04, the General Partner shall take into account certain future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.03.

     6.05. OTHER ALLOCATION RULES. For purposes of determining items of Partnership income, gain, loss or deduction or any other items allocable to any fiscal year or other period, including upon the transfer of a Partner's interest in the Partnership, such items shall be determined on a daily, monthly, or other basis, as determined by the General Partner, using any permissible method under Code Section 706 and the Regulations thereunder. To the extent permitted by the Regulations, the Partner shall endeavor not to treat distributions of Cash Flow as having been made from the proceeds of a nonrecourse liability within the meaning of Section 1.752-2 of the Regulations.

     6.06. ALLOCATION OF BUILT-IN GAINS. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Partnership Property contributed by the Partners to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any Built-in Gains or variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

     In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of the term Gross Asset Value in Section 2.01(k) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, take account of any Built-in Gains or variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

     Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations of Built-in Gain pursuant to this
Section 6.06 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, Net Income, Net Losses, credits or debits to any Partner's Capital Account or share of items of income, gain, loss, or deduction or distributions pursuant to any provisions of this Agreement.

     6.07. DISTRIBUTION OF CASH FLOW AND OTHER AMOUNTS. As determined by the General Partner employing reasonable business judgment, to the extent Partnership Cash Flow is available for distribution at the close of any fiscal one-month period, such distribution shall be made as soon as reasonably possible following such period, in the manner provided for in Section 6.02 above as if the fiscal one-month period were a fiscal year. No such distribution will be made if it would create a negative Capital Account balance for a Limited Partner. The General Partner may refuse to consent to said distribution for the above reason or if said distribution would impair reserves set up by the General Partner under Section 9.04 hereof. Cash Flow shall be distributable only to the extent of Partnership funds available therefor after payment of all of the Partnership's expenses and the creation of Reserves, and no Partner shall have any claim against the Partnership for the distribution of Cash Flow to it.

                                 ARTICLE SEVEN


NO WITHDRAWAL OF PARTNER; DEATH, LEGAL INCAPACITY, DISSOLUTION OR BANKRUPTCY
----------------------------------------------------------------------------
                     OF LIMITED PARTNER; DIVIDED INTERESTS
                     -------------------------------------

     7.01. NO WITHDRAWAL. No Partner shall have the right to withdraw from the Partnership.

     7.02. DEATH, LEGAL INCAPACITY, DISSOLUTION, BANKRUPTCY. The death, legal incapacity, dissolution or bankruptcy of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, to receive distributions of Partnership funds and to assign an interest pursuant to Article Eight hereof shall, on the happening of any such named event, devolve upon its personal or legal representative or upon the person or persons entitled to receive its property under the laws of its domicile, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such personal or legal representative or person or persons entitled to receive the interest of such a Limited Partner become a substitute Limited Partner, except in accordance with Article Eight hereof.


                                 ARTICLE EIGHT

                       TRANSFER OF PARTNERSHIP INTEREST
                       --------------------------------

     8.01. GENERAL RESTRICTIONS ON TRANSFERS OF PARTNERSHIP INTERESTS. No Partner shall sell, assign, convey, encumber, hypothecate or otherwise dispose of all or any part of his or its Partnership Interest to any Person except to an Affiliate of the General Partner or the Limited Partner.

     8.02. EVIDENCE OF TRANSFER, SUBSTITUTE OR ADDITIONAL PARTNERS. In addition to any other provision contained in this Article Eight:

          (a) No transfer of a Partnership Interest, or any part thereof, although otherwise permitted hereunder, shall be valid and effective, nor shall the Partnership recognize the same, unless and until (i) there is filed with the General Partner a written instrument in form acceptable to it evidencing the transfer of such Partnership Interest to the transferee and the transferee's acceptance thereof and (ii) the Rating Agency Condition in respect of such proposed transfer shall have been satisfied.

          (b) No transfer of a Partnership Interest, or any part thereof, although otherwise permitted hereunder, shall be valid and effective, nor shall the Partnership recognize the same, nor shall any transferee become a substitute or additional Partner of the Partnership unless:

               (i) the transferring instrument so provides;

               (ii) the transferee agrees in writing to be bound by the provisions of this Agreement and the Certificate of Limited Partnership;

               (iii) the transferee executes all instruments required to effectuate the terms of this Agreement including, but not limited to, those contemplated in Section 1.02 hereof.

          (c) If all three conditions of Section 8.02(b) are satisfied and if required by law, the General Partner shall prepare (or cause to be prepared) for recordation an appropriate amendment to the Certificate of Limited Partnership to be signed and sworn to by it, in its own behalf and as attorney-in-fact for each of the Limited Partners.

          (d) The Partnership, each Partner and any other person having business with the Partnership need deal only with Partners so named or so admitted and shall not be required to deal with any other person by reason of an assignment by a Partner or by reason of the death, legal incapacity, dissolution or bankruptcy of a Partner, except as otherwise provided in this Agreement.

     8.03. NON-TERMINATION. Notwithstanding any other provision contained in this Article Eight, no Partner may transfer or encumber all or any part of its Partnership Interest during any Partnership fiscal year if such transfer or encumbrance, together with all other transfers or encumbrances theretofore made (including all transfers by death) of Partnership Interests during said fiscal year, would result in the termination of the Partnership for federal income tax purposes.

     8.04. COMPLIANCE WITH FEDERAL AND STATE LAW. Each Partner represents and warrants that it is purchasing its Partnership Interest as an investment and not for distribution within the meaning of any applicable United States federal and state securities laws and regulations. Any Partner who does any act or omission to act which results in a breach of such representations and warranties shall and hereby agrees to indemnify and hold harmless all of the other Partners and the Partnership from any claims, demand, suits, losses, judgments, and damages, including reasonable attorneys' fees incidental thereto, arising out of or in any way connected with such act or omission.


                                 ARTICLE NINE

                             TERM AND DISSOLUTION
                             --------------------

     9.01. TERM AND DISSOLUTION OF PARTNERSHIP. The Partnership shall be dissolved upon the occurrence of any of the following events:

          (a) The Partnership is in existence on January 1, 2015;

          (b) The bankruptcy, death, legal incapacity, withdrawal or dissolution of, or an assignment for the benefit of creditors by, the General Partner, unless at the time there is at least one other General Partner, such other General Partner being hereby authorized to carry on the business of the Partnership.

     9.02. DISTRIBUTION AFTER DISSOLUTION. Upon dissolution, a full accounting of the assets and liabilities of the Partnership shall be taken and the Partnership assets shall be distributed as promptly as possible as hereinafter provided:

          (a) to the payment of such debts and liabilities of the Partnership, as may be necessary as a result of the dissolution, including any necessary expenses of liquidation, except any debts, liabilities and loans that may be due to the Partners, in the order of priority as provided by law;

          (b) to the payment of any debts and liabilities that may be due to the Partners and to the payment of the unpaid principal balance and the interest accrued thereon on loans, if any, made by the Partners to the Partnership;

          (c) each Partner's Capital Account shall be adjusted as provided in
     Section 6.01 as if the property were sold for its fair market value and the resulting gain or loss had been allocated to the respective Partners. Then the assets of the Partnership shall be distributed to the Partners in proportion to their respective non-negative Capital Accounts;

          (d) all of the assets of the Partnership shall be distributed in kind on dissolution;

          (e) any General Partner with a negative Capital Account shall be required to repay the deficit in its Capital Account to the Partnership. If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

     9.03. DISSOLUTION - NO GENERAL PARTNER REMAINING. In the event of the dissolution of the Partnership from a cause which results in there being no General Partner remaining able to act, a liquidating committee selected by a majority in interest of the Limited Partners shall wind up the affairs of the Partnership. The Limited Partners shall continue to share profits and losses during the period of liquidation in the same proportion as before the dissolution. Such liquidating committee shall have the full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions.

     9.04. RESERVES. The General Partner shall have the right to set up reasonable cash reserves for contingent liabilities or obligations of the Partnership, capital improvements or for any other purpose necessary to accomplish the purposes of the Partnership ("Reserves") and such Reserves shall be deducted from the amount available for distribution.

     9.05. STATEMENT. Within a reasonable time following the completion of the liquidation or distribution of the Partnership's properties, the General Partner or liquidating committee shall supply to each of the Partners a statement which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, and each Partner's Capital Account.

     9.06. DISTRIBUTION LIMITED TO PARTNERSHIP ASSETS. No Partner shall have any right to demand a distribution in a form other than that decided upon by the General Partner upon dissolution and termination of the Partnership or to demand the return of its capital contributions to the Partnership, prior to dissolution and termination of the Partnership.

     9.07. TERMINATION. Upon completion of the distribution of all Partnership assets, the Partnership shall terminate and the General Partner or liquidating committee shall have authority to execute and record a Cancellation of the Certificate of Limited Partnership or equivalent document as well as any and all other documents as may be required by law to effect and evidence dissolution and termination of the Partnership.

                                  ARTICLE TEN

                                 MISCELLANEOUS
                                 -------------

     10.01. POWER OF ATTORNEY. The Limited Partner, by its execution hereof, jointly and severally hereby irrevocably constitute and appoint the General Partner, with full power of substitution, its true and lawful attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, record and file, on behalf of it and on behalf of the Partnership, the following:

          (a) One or more Certificates of Limited Partnership, certificates of doing business under an assumed or fictitious name, and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the State of Delaware or any other jurisdiction whose laws may be applicable;

          (b) One or more Certificates of Cancellation of the Certificate of Limited Partnership or equivalent document and such other instruments or documents as may be deemed necessary or desirable by the General Partner upon the termination of the Partnership business;

          (c) Any and all amendments of the instruments described in subsections 10.01(a) and 10.01(b) above, provided such amendments are either required by law or are consistent with this Agreement or have been authorized by the affected Partners;

          (d) Any and all such other instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms;

          (e) The foregoing grant of authority contained in subsections 10.01(a), (b), (c) and (d) above is a Special Power of Attorney coupled with an interest, is irrevocable, and shall survive the dissolution or bankruptcy of the Limited Partner granting the power, may be exercised by the General Partner on behalf of each Limited Partner by a facsimile signature or by listing all of the Limited Partners executing any instrument with a single signature as attorney-in-fact for all of them and shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of its interest;

          (f) Notwithstanding the provisions of subparagraphs (a) through (e) above, the General Partner is not authorized to and covenants and agrees with the Limited Partner that it will not file any Certificate of Limited Partnership or amendment of any Certificate which reflects an increased capital contribution by the Limited Partner unless the Limited Partner has first authorized the filing of such Certificate or amendment in writing.

     10.02. GOVERNING LAW AND ARBITRATION. It is the intent of the Partners that all questions with respect to the construction of this Agreement and the rights and liabilities of the Partners shall be determined in accordance with the law of the State of Delaware. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

     10.03. GENDER AND NUMBER. Wherever from the context it shall appear appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

     10.04. SUCCESSORS AND ASSIGNS. Except as herein or by law otherwise provided and subject to Article Eight hereof, this Agreement shall be binding on and inure to the benefit of the Partners, their legal representatives, heirs, administrators, executors, successors and assigns.

     10.05. COUNTERPARTS, INTEGRATION. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement binding on all Partners, notwithstanding that all the Partners are not signatory to the original or the same counterpart. This Agreement, including exhibits, constitutes the entire agreement among the Partners pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Partners in connection therewith. No covenant, representation or condition not expressed in this Agreement shall be binding upon the Partners hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

     10.06. NO PARTITION. The Partners agree that the Partnership Property is not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that he may have to maintain any action for partition of any of the Partnership Property.

     10.07. CAPTIONS. Captions contained in the Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof.

     10.08. SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstances, shall be held invalid, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

     10.09. NOTICES. All notices under this Agreement shall be in writing and shall be given to each Partner to whom addressed at the addresses set forth in
Section 1.06 hereof or at such other address as any of the Partners may hereafter specify in writing and to the Partnership at such address as the General Partner shall specify to the Partners. Notice shall be deemed effective hereunder only when actually received by the party to whom notice is given.

     10.10. AMENDMENT, WAIVER. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless agreed to in writing by the Partners holding in the aggregate at least 66 2/3% of the Partnerships Interests and unless the Rating Agency Condition is satisfied.

     10.11. NO PETITION. Each Partner, by entering into this Agreement, hereby covenants and agrees that it will not at any time institute against the Partnership any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States Federal of state bankruptcy or similar law.

          IN WITNESS WHEREOF, the Partners hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.



                              GENERAL PARTNER:



                              DEUTSCHE FLOORPLAN RECEIVABLES, INC.



                              By:____________________________
                                 Title:


                              By:____________________________
                                 Title:


                              LIMITED PARTNER:


                              DEUTSCHE FINANCIAL SERVICES
                               CORPORATION



                              By:____________________________
                                 Title:


                              By:____________________________
                                 Title:

                                   EXHIBIT A
                                   ---------


            Names and Addresses of Partners, Partnership Interests
            ------------------------------------------------------
                             and Capital Accounts
                             --------------------


                                                                Agreed upon
                             Partnership       Capital            Capital
                               Interest       Accounts         Contributions
                             -----------  -----------------  -----------------

General Partner
---------------

Deutsche Floorplan                1%      $   22,680,933.00  $   22,680,933.00
Receivables, Inc.

Limited Partner
---------------

Deutsche Financial Services      99%      $2,245,412,373.00  $2,245,412,373.00
Corporation                     ----      -----------------  -----------------
                                100%      $2,268,093,306.00  $2,268,093,306.00
                                ====      =================  =================

                                   EXHIBIT B
                                   ---------

                             Partnership Property
                             --------------------
Receivables Totaling                                       $2,268,093,306.00

                                   EXHIBIT C
                                   ---------

                              Agreed Market Value
                              -------------------
Receivables Totaling                                       $2,268,093,306.00